EXHIBIT 99.1

News Release

NYSE: BVC
Web Site: www.bayviewcapital.com
Contact: John Okubo
(650) 312-7393

FOR IMMEDIATE RELEASE

August 8, 2003

BAY VIEW CAPITAL CORPORATION TO OFFER OPTIONAL REDEMPTION ON
CAPITAL SECURITIES

     San Mateo, California – Bay View Capital Corporation announced today that it is sending a notice offering optional redemption of its Trust Preferred Capital Securities (NYSE: BVS). Under this optional redemption offer, each holder of the Capital Securities may elect to redeem shares of the Capital Securities at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption (together, the “Redemption Price”).

     The offer of optional redemption is pursuant to the Amended and Restated Declaration of Trust dated December 21, 1998, as amended by Amendment No. 1, dated November 1, 2002, and approved by holders of the Capital Securities on October 3, 2002. Amendment No. 1 amended certain provisions of the legal instruments governing the Capital Securities and the junior debentures to permit Bay View Capital I to make this optional redemption offer.

     The notice will be sent to holders of record as of Tuesday, August 5, 2003. In order to accept this optional redemption offer and receive payment of the Redemption Price, the procedures stated in the notice must be complied with not later than 5:00 p.m., Eastern Daylight Time, on September 8, 2003 (the “Offer Expiration Time”).

     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California and is listed on the NYSE: BVC. For more information, visit www.bayviewcapital.com.